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E-Filed

Colorado Secretary of State
Date and Time: 05/22/2019 07:50 AM
ID Number: 19961022067

Document number: 20191419282
Amount Paid: $10.00

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Change to Add an Attachment

filed pursuant to §7-90-305.5 and, if applicable, §7-90-804 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

   ID number 19961022067
   (Colorado Secretary of State ID number)

   Entity name
   NAERODYNAMICS, INC.

2. The document number of the filed document being changed is 20191388508.

3. Information is included in an attachment.

4. *(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

   (If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

   The delayed effective date and, if applicable, time of this document is/are __________________.
   (mm/dd/yyyy hour:minute am/pm)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

5. The true name and mailing address of the individual causing the document to be delivered for filing are

Shishova	Tatiana		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1942 Broadway Street, STE 314C
(Street name and number or Post Office Box information)

Boulder	CO	80302
(City)	*(State)*	*(Postal/Zip Code)*

Colorado	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:
This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

NAERODYNAMICS

(CANCELLED)

Naerodynamics, Inc. a corporation organized and existing under the laws of the State of Colorado (the "**Corporation**"), hereby certifies that the Board of Directors of the Corporation (the "**Board of Directors**" or the "**Board**"), pursuant to authority of the Board of Directors, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

A. Designation. The designation of this series, which consists of 530,968 shares of Series A Convertible Preferred Stock, is the Series A Preferred Stock (the "**Series A Preferred Stock**") and the face amount shall be $0.0001 per share (the "**Face Amount**").

B. Dividends: Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

II. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

III. LIQUIDATION PREFERENCE

The Series A Preferred shall have no liquidation preference over any other class of stock.

IV. VOTING RIGHTS

Except as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or any other class or series of preferred stock) for the taking of any corporate action.

V. DIVIDEND RIGHTS

Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

VI. CONVERISON RIGHTS

A. Conversion at the Option of the Holder. From 13 months from the date of issuance, each holder of shares of Series A Preferred Stock may, at any time and from time to time, convert (an "**Optional Conversion**") each of its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at a rate equal to 9.9% of the Common Stock.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "**Preferred Stock Certificates**"), duly endorsed with a medallion stamp, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation's Transfer Agent with a copy sent to the Corporation (Attention: Secretary). The Corporation shall be obligated to issue shares of Common Stock upon a conversion upon either the Preferred Stock Certificates are delivered to the Corporation's Transfer Agent as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation (and pays any bond that may be required) to the Corporation required by Corporation and its transfer agent.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to this Designation) (the "**Delivery Period**"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("**DTC Transfer**"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the

disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v) Payment of Fees. Holder shall pay for any and all fees from the Company's Transfer Agent regarding the conversion of the Series A Preferred into Common Stock.

(vii) Limitation of Ownership. At no time shall any shareholder of Series A Preferred Stock be entitled to convert if the conversion would result in their ownership exceeding 9.9% of the outstanding common stock.

C. Effect of Reverse and Forward Splits. In the event of a reverse split the conversion ratio stated in Article VI(a) shall not be change. However, in the event a forward split shall occur then the conversion ratio stated in Article VI(a) shall be modified to be increased by the same ratio as the forward split.

D. Anti-Dilution. For a period of 18 months after the Preferred is convertible, the conversion price of the Series A Preferred will be subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price. The conversion price will be subject to adjustment on a weighted basis that takes into account issuances of additional shares. At the expiration of the antidilution period, the conversion rate in Section VI (A) above shall be equal to a conversion rate equal to 9.9% on the Common Stock. For example, if on the date of expiration of the antidilution clause there are 500,000,000 shares of Common Stock issued and outstanding then each Series A Preferred Stock shall convert at a rate of 88.24 common shares for each 1 Series Preferred Share.

VII. AMENDEMENTS

The Certificate of Incorporation of the Company or this designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Participating Preferred Stock voting separately as a class.

VIII. CANCELLED

On May 20, 2019 the Company cancelled this designation and as such is no longer in effect.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 20th Day of March 2019.

Naerodynamics, Inc.

By: /s/ Tatiana Shishova
Name: Tatiana Shishova
Title: Director